Exhibit 10.1

OPTION to Purchase AGREEMENT

THIS OPTION TO PURCHASE AGREEMENT is made and entered into effective as of October 16, 2019, by and among Golden Minerals Company, a Delaware corporation, whose address for purposes hereof is 350 Indiana Street, Suite 800, Golden, Colorado, U.S.A. 80401 (hereinafter referred to as “GMC”), and its wholly-owned subsidiary, Minera de Cordilleras, S. de R.L. de C.V. (“GMC Mexico”), and Magellan Gold Corporation, a Nevada corporation, whose address for purposes hereof is 500 Marquette Avenue N.W., Suite 1200, Albuquerque, NM 87102 (“Magellan”), and its wholly-owned subsidiary, Recursos Ecologicos Alternativos la Rumorosa (REA) S.A. de C.V (“Magellan Mexico”). GMC, GMC Mexico, Magellan and Magellan Mexico may be individually referred to as a “Party” and will be collectively referred to hereinafter as the “Parties.”

RECITALS

A.       GMC Mexico is the holder of contractual interests in certain mining concessions which together comprise the Santa Maria Mine in the State of Chihuahua, Mexico. Those concessions (the “Concessions”) and GMC Mexico’s contractual interests therein are more particularly described in the attached Exhibit A-1.

B.       GMC, through GMC Mexico, desires to grant to Magellan, through Magellan Mexico, and Magellan desires to acquire an exclusive option to purchase GMC Mexico’s interest in Concessions and related rights (collectively, the “Property” as defined below) from GMC Mexico, for the consideration and upon the terms and conditions described herein.

C.       Magellan and GMC wish to enter into this Agreement for the purposes of setting forth the structure of the transaction they wish to accomplish between their respective Mexican subsidiaries and agreeing upon the respective rights and obligations that they will cause their respective subsidiaries to assume and perform.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby confirm and acknowledge, and the mutual promises, covenants, and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings assigned to them in this Article 1.

1.1            “Affiliate” means any person, partnership, joint venture, corporation, company or other form of enterprise which directly or indirectly Controls, is Controlled by, or is under common Control with, a Party to this Agreement.

1.2            “Agreement” means this Option to Purchase Agreement, the recitals and all exhibits attached hereto, which by this reference are incorporated herein.

1.3            “Area of Interest” means the area that is encompassed within two kilometers around the current exterior boundaries of the Concessions and including the entire area of any other concession that falls partly within and partly outside the Area of Interest.

1.4            “Business Day” means a day other than a Saturday, Sunday or any day on which federally chartered banks in the city of Denver, Colorado, are not open for business during normal banking hours.

1.5            “Commercial Production” means the commercial exploitation of Valuable Minerals from the Property, or any part, as a mine, but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced:

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(a)             if a processing plant is located on the Property, on the first day following the first period of 90 consecutive days during which Valuable Minerals have been produced from the Property and processed in the processing plant at an average rate not less than 80% of the initial design rated capacity of such plant; or

(b)             if no processing plant is located on the Property, on the first day of the month following the first period of 90 consecutive days during which Valuable Minerals have been shipped from the Property to a processing plant on a reasonably regular basis for the purpose of earning revenue.

1.6            “Control” when used as a verb with respect to an entity, means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and, when used as a noun, means an interest which gives the holder the ability to exercise any of the foregoing powers.

1.7            “Development Period” means the one-year period following the Closing Date, subject to the provisions of Article 13.

1.8            “Effective Date” means October 16, 2019.

1.9            “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens or charges of any nature.

1.10         “Environmental Compliance” means actions taken in connection with activities or operations on the Property to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property, or other compliance with Environmental Laws.

1.11         “Environmental Laws” means Laws aimed at reclamation or restoration of the Property; abatement of pollution; protection of the environment; protection of human health and safety; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Materials; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials or wastes.

1.12         “Environmental Liabilities” means any liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from the Property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from the Property; or (iv) the violation or alleged violation of any Environmental Laws relating to the Property.

1.13         “Existing Data” means information relating to title to the Property or environmental conditions at or pertaining to the Property, maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information, pertaining to or developed with respect to the Property prior to the Effective Date.

1.14         “Exploration Agreements” means the agreements by which GMC Mexico holds its interests in the Concessions, as those agreements are more particularly described in the attached Exhibit A-1.

1.15         “Financing” means Magellan’s raising of at least $2,000,000 through such means (equity or debt) as it chooses in its sole discretion, such funds to be used solely for purposes of (a) paying portions of the Purchase Price or (b) achieving Commercial Production of Valuable Minerals from the Concessions.

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1.16         “Governmental Fees” means all location fees, maintenance payments, land taxes and similar payments required by Law to maintain the Concessions.

1.17         “Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a “hazardous waste,” “hazardous substance,” “extremely hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

1.18         “Law” or “Laws” means all applicable federal, provincial, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

1.19         “NSR Agreement” means a royalty agreement in the form attached hereto as Exhibit B.

1.20         “Option” means Magellan Mexico’s exclusive right to purchase GMC Mexico’s interest in the Property pursuant to Section 2.1.

1.21         “Option Period” means the period of time commencing on the Effective Date and continuing until the earlier of (i) the date upon which Magellan notifies GMC that it has completed the Financing and (ii) March 14, 2020 (the date 150 days after the Effective Date), unless Magellan and Magellan Mexico have otherwise relinquished their rights hereunder.

1.22         “Property” means GMC’s Mexico’s interest in the Exploration Agreements and the Concessions, together with all surface rights, water rights, easements and rights-of-way owned or held by GMC Mexico in connection with its interests in the Concessions (collectively, the “Ancillary Rights”), as identified on Exhibit A-2.

1.23         “Purchase Price” means $4,000,000, payable as set forth in Section 2.2.

1.24         “Royalty” means the production royalty payable under the NSR Agreement.

1.25         “Securities Laws” means the United States Securities Act of 1933, as amended, and all applicable Canadian federal and provincial and U.S. federal and state securities laws.

1.26         “Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

1.27         “Valuable Minerals” shall mean all ores, minerals, mineral deposits or mineral substances located in, on or under the Property, which the holder has the right to mine under the Concessions.

1.28         “$” shall mean United States currency.

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ARTICLE 2
GRANT OF OPTION

2.1            Rights Granted. GMC Mexico hereby grants to Magellan Mexico the exclusive and irrevocable option to acquire the Property (the “Option”) by (a) completing the Financing during the Option Period, (b) promptly notifying GMC of such completion on or prior to the last day of the Option Period, and (c) commencing Commercial Production from a deposit of Valuable Minerals from the Property by the last day of the Development Period. Magellan and Magellan Mexico agree to use their commercially reasonable best efforts to complete the Financing during the Option Period. Magellan shall provide GMC with updates on its efforts to obtain the Financing at least once every 15 days during the Option Period.

2.2            Acquisition of the Property.

(a)             Exercise of Option. Upon timely completion of the Financing and providing notice of the same to GMC, Magellan Mexico shall have the right to exercise the Option.

(b)             Procedures. To exercise the Option, Magellan Mexico shall promptly (and in any event on or before the last day of the Option Period) give GMC Mexico notice of its completion of the Financing, and of its decision to exercise the Option. In order to exercise the Option, Magellan shall have, on or before the last day of the Option Period, issued a press release announcing completion of the Financing and made all filings required under applicable Securities Laws and stock exchange rules in connection therewith. Within 15 days after the date of GMC Mexico’s receipt of such notice, on a mutually agreed date (the “Closing Date”) and at a mutually agreeable time and place, the parties shall close the sale of the Property to Magellan Mexico (the “Closing”). At the Closing, Magellan Mexico shall pay the Initial Payment (as defined in Section 2.2(c) below) to GMC Mexico, and GMC Mexico shall execute and deliver to Magellan Mexico such documents in addition to this Agreement as Magellan Mexico may reasonably require, sufficient for registering in the appropriate offices of the Mexican Mining Registry, to confirm Magellan Mexico’s rights hereunder to conduct exploration, development and mining activities on the Property (to the extent permitted under the Exploration Agreements and the Ancillary Rights). If Magellan Mexico notifies GMC Mexico that it has elected not to exercise the Option, this Agreement shall terminate and the provisions of Section 9.2 shall apply.

(c)             Initial Cash Payment on Closing. At the Closing, Magellan Mexico will pay $1,000,000 to GMC Mexico by wire transfer in immediately available funds (the “Initial Payment”).

(d)             Net Smelter Royalty. At the Closing, Magellan Mexico and GMC Mexico shall execute and deliver the NSR Agreement, pursuant to which Magellan Mexico shall grant a 6.5% net smelter returns production royalty (the “Royalty”) to GMC Mexico. The remaining portion of the Purchase Price ($3,000,000) shall be paid by a combination of either production royalty payments under the NSR Agreement or (at the discretion of the Magellan Mexico) cash payments by Magellan Mexico directly to GMC Mexico. Upon full payment by Magellan Mexico of the remainder of the Purchase Price to GMC Mexico pursuant to this Section 2.2(d), the Royalty under the NSR Agreement shall be reduced to 3%, as set forth therein.

(e)             Delivery of Conveyance Documents. Upon receipt by GMC Mexico of the entire amount of the Purchase Price, GMC Mexico and Magellan Mexico shall promptly execute and deliver conveyances of GMC Mexico’s interest in the Property to Magellan Mexico, pursuant to which Magellan Mexico assumes (and GMC Mexico is released from) all of GMC Mexico’s obligations under the Exploration Agreements, sufficient for registering in the appropriate offices of the Mexican Mining Registry, in a form of assignment mutually agreeable to the parties and their respective counsel in Mexico (the “Assignments”). The Assignments shall convey GMC Mexico’s interest in the Property to Magellan Mexico free and clear of all Encumbrances (except for the Royalty) arising by, through or under GMC Mexico.

2.3            Failure to Achieve Commercial Production. If Magellan Mexico has not achieved Commercial Production from a deposit of Valuable Minerals from the Concessions within 365 days after the Closing Date (during the Development Period), then GMC Mexico shall have no obligation to execute and deliver the Assignments, and this Agreement shall terminate pursuant to the provisions of Section 9.2. Upon such termination, GMC shall have no obligation to return the Initial Payment or any other portions of the Purchase Price that have been paid by Magellan Mexico, and the Parties agree that those payments will constitute the consideration for the granting of the Option.

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2.4            Geological and Other Data. Upon execution of this Agreement, GMC shall make the Existing Data available to Magellan, and Magellan, at its expense, may copy any such Existing Data that it desires. Neither GMC nor GMC Mexico makes any representation or warranty as to the accuracy, reliability or completeness of any Existing Data, and Magellan and Magellan Mexico shall rely on the same at their sole risk.

2.5            Activities During Option Period. During the Option Period, Magellan Mexico shall have no right to conduct any activities other than exploration work as mutually agreed on the Concessions or at the Property. During the Option Period, GMC Mexico shall make all payments and take all other actions as required under the Exploration Agreements to maintain the Concessions. In addition, during the Option Period, GMC Mexico shall timely make all option and other payments due to the owners of the Concessions under the Exploration Agreements.

ARTICLE 3
RIGHTS OF Magellan MEXICO DURING THE Development PERIOD

3.1            Magellan Mexico’s Rights. During the Development Period, Magellan Mexico’s rights shall include, without limitation, but subject to the terms of and limitations set forth in the Exploration Agreements, the following:

(a)             Magellan Mexico may carry out such operations at the Property as it may, in its sole discretion, determine to be warranted, and Magellan Mexico shall have exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired in connection with such operations.

(b)             Magellan Mexico’s rights shall include all other rights necessary or incident to or for its performance of any operations hereunder, including the authority to apply for all necessary permits, licenses and other approvals from the federal government of Mexico, the State of Chihuahua or any other governmental or other entity having regulatory authority over any part of the Property.

ARTICLE 4
OBLIGATIONS OF Magellan MEXICO DURING THE Development PERIOD

4.1            Conduct of Operations by Magellan and Magellan Mexico at the Property. All of the work which may be performed by or on behalf of Magellan Mexico on or at the Property during the Development Period shall be performed in a good and workerlike manner and in accordance with good industry practices, and in full compliance with the terms and conditions of the Exploration Agreements. Further, Magellan Mexico acknowledges and agrees that under the terms and conditions of the Exploration Agreement described in Part A of Exhibit A-1, it cannot perform commercial mining operations unless and until it has exercised the option to purchase the Concessions covered thereby.

4.2            Indemnity. Magellan and Magellan Mexico agree to indemnify, defend and hold GMC and GMC Mexico harmless from and against any loss, liability, expense or damage (including reasonable attorneys’ fees) either GMC or GMC Mexico may incur to third persons or entities for injury to or death of persons or damage to property which is the result of any operations conducted by or on behalf of Magellan Mexico at or on the Property during the Development Period.

4.3            Insurance. Magellan Mexico agrees to carry such insurance, covering all persons and entities working at or on the Property for Magellan Mexico, as will fully comply with the requirements of the Laws of Mexico and the State of Chihuahua pertaining to worker’s compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Development Period, Magellan Mexico agrees to carry liability insurance with respect to such operations in reasonable amounts not less than the greater of the minimum levels required by Law or as set forth below:

(a)             Commercial General Liability Insurance with limits of not less than $2,000,000 per occurrence.

(b)             Automobile Liability Insurance, with:

(i)              Limits of not less than $1,000,000 Combined Single Limit per accident; and

(ii)            Coverage applying to any auto.

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All of the above-described policies (with the exception of worker’s compensation and occupational disease and disabilities) shall name GMC Mexico as an additional insured and shall contain provisions that the insurance companies will have no right of recovery or subrogation against GMC Mexico or its Affiliates, it being the intention of the parties that the carrier of Magellan Mexico shall be liable for any and all losses covered by the above-described insurance. All policies providing coverage hereunder shall contain provisions that no cancellation or material changes in the policies shall become effective except on thirty (30) days’ advance written notice thereof to GMC Mexico.

4.4            Compliance with Laws. Magellan Mexico agrees to conduct and perform all of its operations at the Property during the Development Period in full compliance with all applicable Laws, including Environmental Laws, and Magellan and Magellan Mexico shall defend, indemnify and hold GMC and GMC Mexico harmless from and against payment of any damages or penalties occasioned by Magellan Mexico’s failure (or the failure of any of its contractors or subcontractors) to comply with said Laws.

4.5            Maintenance of Concessions. During the Development Period, Magellan Mexico shall timely pay to the appropriate governmental authority all Governmental Fees required to maintain the Concessions, shall timely and properly perform all assessment work required to maintain the Concessions, and shall timely file proof of performance thereof with the appropriate governmental authority, all as required by applicable Laws and in accordance with the terms and conditions of the Exploration Agreements. In addition, during the Development Period, Magellan Mexico shall timely make all option and other payments due to the owners of the Concessions under the Exploration Agreements.

4.6            Taxes. During the Development Period, to the extent required under the Exploration Agreements, Magellan Mexico shall be responsible for full and timely payment of all taxes levied or assessed upon or against the Property and any facilities or improvements located thereon; provided, however, that Magellan Mexico shall not be responsible for any such payments for which GMC Mexico receives notices of due dates and fails to promptly forward copies of such notices to Magellan Mexico.

4.7            Liens and Encumbrances. Magellan Mexico shall keep the title to the Property free and clear of all Encumbrances resulting from its operations hereunder. At its sole cost and expense, Magellan Mexico shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Magellan Mexico or the Property, Magellan Mexico shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

4.8            Reclamation. If this Agreement is terminated and Magellan Mexico does not acquire the Property, Magellan Mexico shall reclaim the Property, to the extent disturbed by Magellan Mexico during the Development Period, in accordance with applicable Laws and the terms and conditions of the Exploration Agreements. GMC Mexico, to the extent it is entitled to do so under the terms and conditions of the Exploration Agreements, hereby agrees to grant to Magellan Mexico such access to the Property following termination as is reasonably necessary to complete such reclamation work.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GMC and GMC Mexico

5.1            Representations and Warranties. GMC and GMC Mexico represent and warrant to Magellan and Magellan Mexico as of the Effective Date as follows:

(a)             Organization and Standing. GMC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and GMC Mexico is a company duly organized, validly existing, and in good standing under the Laws of Mexico and the State of Chihuahua.

(b)             Corporate Power. Each of GMC and GMC Mexico has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

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(c)             Authorization. All requisite corporate action on the part of GMC and GMC Mexico, and their respective officers, directors and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of either GMC or GMC Mexico contemplated under this Agreement, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by GMC and GMC Mexico (assuming valid execution and delivery by Magellan and Magellan Mexico), will be, legal, valid, and binding obligations of GMC and GMC Mexico enforceable against each of them in accordance with their respective terms. The execution, delivery and performance of this Agreement will not violate any provision of Law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which either GMC or GMC Mexico is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no judgment, decree or order of any court or governmental authority binding on either GMC or GMC Mexico which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to (i) the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)             Royalties. Except for the production royalties set forth in Exhibit A-3 (the “Existing Royalties”), to the knowledge of GMC and GMC Mexico there are no royalties or other burdens on production arising by, through or under GMC Mexico affecting the Property.

(e)             Permits and Licenses. GMC Mexico has obtained all material permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities (collectively, “Permits”) required for it to carry on its current operations at or on the Property. To the knowledge of GMC and GMC Mexico, GMC Mexico is not in violation of and has no liability (other than liability for compliance with existing permits and Laws, including performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Property.

(f)              Title to the Property.

(i)              GMC Mexico has not pledged, conveyed or otherwise assigned (or agreed to pledge, convey or otherwise assign) any interest in the Property to any third party. With respect to the Concessions, to the knowledge of GMC and GMC Mexico, (A) the owners of the Concessions as described in the Exploration Agreements are the legal and beneficial owner of the Concessions; (B) the Concessions were properly issued by and are properly registered with the appropriate governmental agencies; (C) from and after the dates GMC Mexico entered into each of the Exploration Agreements, all annual labor required to hold the Concessions covered thereby has been timely and properly performed and all Governmental Fees required to hold the Concessions covered thereby have been timely and properly paid through the Effective Date; and (D) proof of the performance of required annual labor with respect to the Concessions covered thereby has been timely and properly filed with the appropriate governmental agencies.

(ii)            The Property is free and clear of all Encumbrances arising by, through or under GMC or GMC Mexico except for the Existing Royalties.

(g)             Environmental Compliance. Neither GMC nor GMC Mexico has received any notice of violation or any consent order issued under applicable Laws concerning protection of the environment and health and safety to which the Property or operations thereon are now subject. There are no pending or, to the knowledge of GMC and GMC Mexico, threatened proceedings by or before any court or other governmental authority with respect to operations on or the ownership of the Property alleged to be, or to have been, in violation of, or to be the basis of liability under, any Environmental Law, and neither GMC nor GMC Mexico has knowledge of any release of any Hazardous Materials at, from or affecting the Property.

(h)             Material Contracts and Commitments. Through the Effective Date, GMC Mexico has performed all material obligations required to be performed by it under the Exploration Agreements and under any other contracts affecting the Property to which it is a party. True and correct copies of the Exploration Agreements, as amended, have been provided to Magellan.

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(i)              Legality. GMC Mexico has conducted all of its activities and operations on the Property in substantial compliance with applicable Laws.

(j)              Litigation and Claims. There are no actions, suits or proceedings pending or, to the knowledge of GMC or GMC Mexico, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality.

(k)             Consents. Other than consents from each of the counterparties to the Exploration Agreements, GMC and GMC Mexico have obtained or made all consents, approvals, authorizations, declarations, or filings required by, from or under any federal, state, local, or other authority, stock exchange or any other third party, in connection with the valid execution, delivery, and performance by each of them of this Agreement and the consummation of the transactions contemplated hereby.

(l)              Taxes. All federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Property which GMC Mexico is required to pay pursuant to the Exploration Agreements have been timely and properly paid.

(m)           Brokerage or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by GMC and GMC Mexico in such manner as not to give rise to any valid claim against Magellan or Magellan Mexico or any other third party for a brokerage commission, finder’s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF Magellan and Magellan Mexico

6.1            Representations and Warranties. Magellan and Magellan Mexico represent and warrant to GMC and GMC Mexico as of the Effective Date as follows:

(a)             Organization and Standing. Magellan is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and Magellan Mexico is a company duly organized, validly existing, and in good standing under the Laws of Mexico and the State of Chihuahua.

(b)             Corporate Power. Each of Magellan and Magellan Mexico has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)             Authorization. All requisite corporate action on the part of Magellan and Magellan Mexico, and their respective officers, directors and shareholders, necessary for the execution, delivery and performance of this Agreement and all other agreements of either Magellan or Magellan Mexico contemplated under this Agreement, have been taken. This Agreement and all agreements and instruments contemplated under this Agreement, when executed and delivered by Magellan and Magellan Mexico (assuming valid execution and delivery by GMC and GMC Mexico), will be the legal, valid, and binding obligations of Magellan and Magellan Mexico enforceable against each of them in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of Law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which either Magellan or Magellan Mexico is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no judgment, decree or order of any court or governmental authority binding on either Magellan or Magellan Mexico which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to (i) the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

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(d)             Brokerage or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Magellan and Magellan Mexico in such manner as not to give rise to any valid claim against GMC or GMC Mexico or any third party for a brokerage commission, finder’s fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

ARTICLE 7
NOTICES

7.1            Notices. All notices given under this Agreement shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by reputable overnight courier, or by email acknowledged upon receipt. Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or confirmed as received by email (during normal business hours), or on the next Business Day following the date they are sent by courier, addressed as follows:

(a)             If to GMC or GMC Mexico:

Golden Minerals Company
350 Indiana Street, Suite 800
Golden, CO 80401
Attention: Warren Rehn
Email: warren.rehn@goldenminerals.com
Telephone No.: (303) 839-5060

(b)             If to Magellan or Magellan Mexico:

Magellan Gold Corporation
4709 Millrace Lane
Salt Lake City, UT 84107Attention: David E. Drips
Email: dedrips@msn.com
Telephone No.: (385) 227-7272

ARTICLE 8
INDEMNIFICATION

8.1            By GMC and GMC Mexico. GMC and GMC Mexico agree to defend, indemnify and hold harmless Magellan and Magellan Mexico, and their respective successors, assigns, Affiliates, officers and directors from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, arising out of or related to (a) any breach by GMC or GMC Mexico of any representation, covenant or warranty set forth herein, and (b) any activities conducted by GMC or GMC Mexico on or in connection with the Property prior to the Effective Date.

8.2            By Magellan and Magellan Mexico. Magellan and Magellan Mexico agree to defend, indemnify and hold harmless GMC and GMC Mexico, and their respective successors, assigns, Affiliates, officers and directors from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, arising out of or related to (a) any breach by Magellan or Magellan Mexico of any representation, covenant or warranty set forth herein, or (b) any activities conducted by Magellan Mexico or any third party on Magellan Mexico’s behalf on or in connection with the Property from and after the Effective Date and (c) any Environmental Liabilities associated with activities conducted by Magellan Mexico or any third party on Magellan Mexico’s behalf on the Property from and after the Effective Date.

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8.3            Notification. Either Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an “Indemnified Party”), which results from a claim by a third party or otherwise, shall give prompt notice to the other Party (the “Indemnifying Party”) of such claim, together with a reasonable description thereof. Failure to provide such notice shall not relieve a Party of any of its indemnification obligations hereunder except to the extent materially prejudiced thereby. With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

ARTICLE 9
TERM AND TERMINATION

9.1            Term and Termination. This Agreement will remain in effect during the Option Period, after which (if Magellan Mexico does not exercise the Option) it will terminate automatically, unless it is sooner terminated as a result of the exercise of the Option by Magellan Mexico or pursuant to the provisions of this Article 9. If Magellan Mexico exercises the Option, this Agreement will remain in effect during the Development Period. At the end of the Development Period, if Magellan Mexico has achieved Commercial Production as set forth in Section 2.1, this Agreement shall remain in full force and effect; if not, as set forth in Section 2.3, this Agreement shall terminate and the provisions of Section 9.2 shall apply.

9.2            Termination by Magellan. Magellan shall have the right to terminate, surrender and relinquish this Agreement at any time during the Option Period or the Development Period, by giving written notice to GMC of such election. Any termination by Magellan pursuant to this Section 9.2 will be effective upon receipt of such notice by GMC. Upon termination of this Agreement pursuant to this Section 9.2, Magellan and Magellan Mexico shall have no further liabilities or obligations under this Agreement or with respect to the Property, except for the obligations set forth in Sections 4.2, 4.4, 4.7, 4.8, 8.2, 8.3, this Section 9.2, 9.4, 9.5 and 9.6, as well as any accrued production royalty payment obligations under the NSR Agreement, and GMC and GMC Mexico shall have no further liabilities or obligations under this Agreement, except for the obligations set forth in Sections 8.1, 8.2, this Section 9.2, and 9.4. In addition, Magellan Mexico shall be responsible for paying any fees required to maintain the Concessions in good standing for a period of 90 days after the effective date of such termination, and any option or other payments owed to the counterparties to the Exploration Agreements within 90 days after the effective date of such termination. In the event of termination of this Agreement under this Section 9.2, GMC shall have no obligation to return the Initial Payment or any other portions of the Purchase Price that have been paid by Magellan Mexico, and the Parties agree that those payments will constitute the consideration for the granting of the Option. The provisions of Article 14 of this Agreement shall survive such termination.

9.3            Termination by GMC. In the event of a default under this Agreement on the part of Magellan or Magellan Mexico, GMC shall give to Magellan written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, Magellan shall have 30 days after the receipt of said notice within which to either cure such specified defaults, or to undertake diligent efforts to cure the same. In the event of such a cure (or the commencement of diligent efforts to cure) by Magellan, this Agreement shall continue in full force and effect as though no default had occurred. In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, GMC may elect to terminate this Agreement by notice to Magellan as provided in Section 7.1. In the case of a default by Magellan relating to the payment of any funds to GMC, or any third party as required hereunder, Magellan shall have 10 days after receipt of notice of such default to rectify the same, failing which GMC may elect to terminate this Agreement by written notice to Magellan as provided in Section 7.1. Upon termination of this Agreement pursuant to this Section 9.3, Magellan and Magellan Mexico shall have no further liabilities or obligations under this Agreement or with respect to the Property, except for the obligations set forth in Sections 4.2, 4.4, 4.7, 4.8, 8.2, 8.3, this Section 9.3, 9.4, 9.5 and 9.6, and GMC and GMC Mexico shall have no further liability or obligations under this Agreement, except for the obligations set forth in Sections 8.1, 8.2, this Section 9.3 and 9.4. In addition, Magellan Mexico shall be responsible for paying any fees required to maintain the Concessions in good standing for a period of 90 days after the effective date of such termination, and any option or other payments owed to the counterparties to the Exploration Agreements within 90 days after the effective date of such termination. In the event of termination of this Agreement under this Section 9.2, GMC shall have no obligation to return the Initial Payment or any other portions of the Purchase Price that have been paid by Magellan Mexico, and the Parties agree that those payments will constitute the consideration for the granting of the Option. The provisions of Article 14 of this Agreement shall survive such termination.

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9.4            Return of Data. As soon as practicable upon the termination of this Agreement, if Magellan Mexico has not exercised the Option and timely paid the Purchase Price in full, Magellan shall return to GMC copies of all title, environmental, metallurgical, geological, geophysical, milling and other data pertaining to the Property and furnished to Magellan by GMC. At such time, Magellan shall make available to GMC for examination and copying all information relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical and engineering data and interpretive reports derived therefrom, developed by Magellan with respect to the Property during the Option Period or the Development Period.

9.5            Release. Upon termination of this Agreement during the Option Period or the Development Period, if GMC Mexico has not exercised the Option and timely paid the Purchase Price in full, Magellan Mexico will, at the written request of GMC, provide GMC Mexico with a written release, in the nature of a quitclaim deed or similar document in recordable form, of its rights hereunder with respect to the Property (including any interests in real property within the Area of Interest which become a part of the Property pursuant to Section 11.1).

9.6            Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if Magellan Mexico has not exercised the Option and timely paid the Purchase Price in full, Magellan Mexico shall surrender possession of the Property, subject to the condition that Magellan Mexico shall have the right at any time within one year after such surrender or termination of this Agreement to complete any reclamation obligations required of it pursuant to Section 4.8 and remove all Magellan Mexico owned tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Magellan Mexico, excepting only timber, chutes and ladders in place for underground support and entry. Title to such property not removed within the time period set forth above shall, at the election of GMC Mexico, pass to GMC Mexico. Alternatively, at the end of the time period set forth above, GMC Mexico may remove any such property from the Property and dispose of the same in a commercially reasonable manner, all at the expense of Magellan.

ARTICLE 10
ADDITIONAL AGREEMENT

10.1         Mexican Subsidiaries. All of the rights and obligations of the Parties in connection with the Property and all operations related thereto shall be subject to and governed by this Agreement and by the Subsidiary Agreement (as defined below), as well as the Mexican Mining Law and its Regulations, as applicable. As soon as is reasonably practicable after the Effective Date, Magellan and GMC agree to cause Magellan Mexico and GMC Mexico, respectively, to (a) execute and deliver a Spanish-language purchase option agreement substantially similar in form and substance to this Agreement, modified as mutually agreed to by the Parties (the “Subsidiary Agreement”), and (b) execute and deliver other instruments, contracts and documents, and to take such other measures as may be necessary to accomplish the objectives of this Agreement, including making such modifications to this Agreement in the Subsidiary Agreement as may be reasonably recommended by Mexican counsel for GMC and Magellan, respectively. To the extent necessary to enforce its rights under this Agreement, in addition to any other legal or equitable remedies available to it, each of the Parties shall have the remedy of specific performance to compel the other to cause its Mexican subsidiary to take any actions contemplated under this Section 10.1.

ARTICLE 11
TITLE TO AFTER-ACQUIRED INTERESTS

11.1         (a) After-Acquired Property. This Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by Magellan Mexico or any Affiliate in or to the Property or any part thereof. In the event Magellan Mexico acquires such right, title, interest or estate, Magellan Mexico will promptly notify GMC Mexico, and such interest shall become a portion of the Property for all intents and purposes under this Agreement.

(b)             Acquisitions Within the Area of Interest.

(i)              If at any time from and after the Effective Date Magellan Mexico (or any affiliate thereof) acquires any interest in any real property (including concessions and surface rights) within the Area of Interest, Magellan shall promptly notify GMC, and such real property interest shall become a part of the Property under this Agreement (except for purposes of the representations and warranties under Article 4), and under the NSR Agreement.

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(ii)            From and after the Effective Date through the end of the Development Period, neither GMC Mexico nor any affiliate thereof shall acquire any interest in any real property within the Area of Interest without the prior written consent of Magellan Mexico. If GMC Mexico receives such written consent and acquires such real property interest, then thereafter Magellan Mexico shall have a right of first refusal to acquire such interest as set forth in Exhibit C.

ARTICLE 12
ENTIRE AGREEMENT/AMENDMENT

12.1         Entire Agreement. This Agreement is the complete expression of all agreements, contracts, covenants, and promises between the Parties, and all negotiations, understandings, and agreements between the Parties are set forth in this Agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements.

12.2         Amendments. This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

ARTICLE 13
FORCE MAJEURE

13.1         Effect of Occurrence. In the event Magellan Mexico is rendered unable, wholly or in part, by force majeure applying to it, to timely achieve Commercial Production during the Development Period, it is agreed that such obligation of Magellan Mexico, so far as it is affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure; and that such cause shall, so far as possible, be remedied with all reasonable dispatch. Magellan will promptly notify GMC of the commencement and termination of any event of force majeure. Under no circumstances shall the Development Period be extended by more than 180 days as the result of an event of force majeure.

13.2         Definition of Force Majeure. The term “force majeure,” as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in the open market, any state or federal laws, regulations or requirements (expressly including inability to obtain, within timeframes reasonably to be expected, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to GMC Mexico or the imposition of material new requirements for approvals, licenses or permits that did not exist on the Effective Date), actions taken by ejido groups, environmental groups, or other non-governmental organizations, criminal activities, political instability, or other matters beyond the reasonable control of Magellan Mexico, whether similar to matters herein specifically enumerated or not; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed.

ARTICLE 14
GENERAL PROVISIONS

14.1         Governing Law. Except for matters of title to the Properties or their Transfer, or compliance with Mexican Mining Law requirements, which shall be governed by the law of their situs, this Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Colorado, other than its rules as to conflicts of law to the extent the same would result in the imposition of the Laws of some other jurisdiction. Each Party irrevocably waives any immunity in respect of its obligations under this Agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

14.2         Parties in Interest; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective Parties hereto and their successors and permitted assigns. The rights, powers, privileges, and interests hereunder shall not be Transferred or delegated by either Party to any third party without the prior written consent of the other Party, except that no such consent shall be required (a) for an assignment to an Affiliate (provided that the assigning Party shall remain responsible for all of its obligations and liabilities hereunder), (b) in connection with a pledge of a Party’s interest in connection with obtaining financing to fund its obligations under this Agreement, (c) in connection with a Change of Control of either Party, or (d) in connection with a sale of all or substantially all of a Party’s assets. Any consent required under this Section 14.2 shall not be unreasonably withheld. Any Affiliate or third party to whom any rights, powers, privileges or interests hereunder are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement. Notwithstanding the foregoing, GMC Mexico may Transfer all or any part of its interest in the NSR Agreement without the consent of Magellan or Magellan Mexico.

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14.3         Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein. Subject to the provisions of Article 11 relating to after-acquired title, each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Property, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

14.4         No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.

14.5         Confidentiality. Except as set forth in Section 14.6, the Parties hereto agree to treat all data, reports, records and other information developed or made available to them by the other Party under this Agreement and applicable to the Property as confidential, and unless either Party is required by any Law or order to disclose any of such information, such information shall not be disclosed to any person without the prior written consent of the non-disclosing Party.

14.6         Public Announcements. Disclosure of information relating to this Agreement or the Property may be made by either Party if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by Law, stock exchange rule or regulation to be publicly announced. Each of Magellan and GMC agrees that it will, not less than two Business Days in advance of making public any information referred to in the preceding sentence, give the other Party written notice of the text of the proposed disclosure and provide that Party with the opportunity to comment before the same is issued. The Party receiving the notice shall respond within two Business Days of receipt of such notice, or its silence will constitute a waiver of any objection to the terms of the proposed disclosure.

14.7         Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance, or satisfaction of any other term or condition hereof. Any of the terms of provisions of this Agreement may be amended or modified at any time by agreement in writing.

14.8         Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

14.9         Attorneys’ Fees. In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys’ fees, and costs.

14.10     Further Documents. At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this Agreement and the transactions contemplated hereby.

14.11     Dispute Resolution. The Parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section 14.11. The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven Business Days of receipt of such notice, Warren Rehn (for GMC) and David E. Drips (for Magellan), or their designees, shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall jointly prepare and, within seven Business Days after their conference, circulate to a designated director of GMC and a designated director of Magellan a memorandum outlining in reasonable detail the nature of the dispute. Within five Business Days after receipt of that memorandum, the individuals to whom that memorandum was addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section 14.11 shall not be used in any legal proceeding against the Party that made such statement.

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14.12     Interpretation. In this Agreement, the word “including” shall mean “including without limitation,” or “including but not limited to,” and the words “herein” and “hereunder” shall be a reference to the entire Agreement and not just the paragraph in which the words appear. Any reference to “either Party” or the “other Party” in this Agreement shall mean Magellan and Magellan Mexico, collectively, or GMC and GMC Mexico, collectively, as the context requires. With respect to any representation or warranty made hereunder to a Party’s knowledge, “knowledge” for those purposes means to the actual knowledge of the corporate officers of that Party, without independent inquiry.

14.13     Headings. The subject headings of the different Sections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

14.14     Counterparts. This Agreement may be executed in multiple counterparts, by electronic signatures, and all such counterparts taken together shall be deemed to constitute one and the same document.

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IN WITNESS WHEREOF, the Parties hereto have caused this Option to Purchase Agreement to be duly executed, delivered, and effective as of the Effective Date.

MAGELLAN GOLD CORPORATION,
a Nevada corporation

By:__________________
Name:________________
Title: _________________

GOLDEN MINERALS COMPANY,
a Delaware corporation

By:__________________
Name:________________
Title: _________________

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EXHIBIT A-1

Concessions

Part A

Contract of Mining Exploration and of Promise of Assignment of Rights and Obligations by and between Mr. Jose Alfredo Cervantes Rivera his wife, Ms. Claudia Guadalupe Peralta Alcaraz and Minera de Cordilleras, S. de R.L. de C.V., dated August 4, 2017.

Matamoros, Chihuahua Area	Title/Concession #	Year Concession Awarded	Year Concession Expires	Concession Area (Hectares)
Maria	226591	02/01/2006	02/01/2056	10.84
Martia III	231703	04/14/2008	04/14/2058	41.97
Maria II Frac. I	230200	07/30/2007	07/30/2057	24.33

Part B

Contratos de Exploración de Minera Con Derecho a Explotación de Minerales y de Promesa de Cesión de Derechos by and between Joaquin Rolando Chavez Gonzalez and Minera de Cordilleras, S. de R.L. de C.V., dated November 9, 2018.

Santa Barbara, Chihuahua Area	Title/Concession #	Year Concession Awarded	Year Concession Expires	Concession Area (Hectares)
Santa Maria	216532	05/16/2002	05/16/2052	17.97
Punto Com	228022	09/28/2006	09/28/2056	5.96

Note:

Prior written consent must be obtained from Mr. Jose Cervantes for an assignment of the contract described in Part A above.

Post-Closing notice must be provided to Mr. Joaquin Chavez following an assignment of the contract described in Part B above.

A-1-1

Exhibit A-2

Ancillary Rights

1.	Manifestación de Impacto Ambiental, modalidad Particular for the Santa Maria project, Oficio No. SG.IR.08-2017-091, dated March 10, 2017

2.	Notificación respecto al Informe Preventivo for the Exploración Minera Santa María project, dated June 7, 2017, Oficio No. SG.IR.08-2017/163

3.	Access Agreement (via Joaquin Chavez) with Ranch Owner, Ramon Galindo dated October 14, 2016

A-2-1

Exhibit A-3

Royalty Interests

1.	Net smelter returns royalty pursuant to the Marias Assignment of Rights Agreement described in Part A of Exhibit A-1.

A-3-2

EXHIBIT B

NSR Agreement

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (the “Royalty Agreement”) is made and entered into as of this day of _______, 20__ (the “Effective Date”), by and between Recursos Ecologicos Alternativos la Rumorosa (REA) S.A. de C.V, a ____________________ (“Payor”), whose address is ______________________________________, and Minera de Cordilleras S. de R.L. de C.V. (“Payee”), a __________________, whose address is __________________________________________.

WITNESSETH

A.              Payor and Payee, along with their ultimate corporate parents, Magellan Gold Corporation and Golden Minerals Company, respectively, are parties to that Option to Purchase Agreement dated October 15, 2019 (the “Option Agreement”), as well as the Spanish language Subsidiary Agreement referred to in the Option Agreement.

B.              Pursuant to the terms and conditions of the Option Agreement and the Subsidiary Agreement, Payor has the option (the “Option”) to acquire Payee’s interest in the Concessions (as defined in Section 1.1 below), which Payee holds pursuant to two separate Exploration Agreements described in the attached Schedule A (the “Exploration Agreements”).

C.              If Payor exercises the Option, it has agreed under the Option Agreement and the Subsidiary Agreement to achieve Commercial Production (as defined in the Option Agreement) from the Concessions with one-year following the Closing Date under the Option Agreement, and upon exercise of the Option, Payor has agreed to pay the Royalty (as defined below) to Payee.

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby confessed and acknowledged, Payor, so long as it is the operator or owner of, or otherwise holds an interest in, the Concessions (as defined below), hereby agrees on behalf of itself and its successors and assigns to pay to Payee a Royalty of six and one-half percent (6.5%) of the Net Smelter Returns from the production of Valuable Minerals (as defined below) from the Concessions, to be reduced to 3.0 percent of the Net Smelter Returns as described herein.

Article I

THE CONCESSIONS

1.1       The Concessions. The “Concessions” are the concessions which together comprise the Santa Maria Mine in the State of Chihuahua, Mexico, as more particularly described in Schedule A attached hereto and incorporated herein by reference.

Article II

GRANT OF ROYALTY

2.1       Grant of Royalty. Payor hereby agrees, on its own behalf and on behalf of its successors and assigns, to pay to Payee a Royalty of six and one-half percent (6.5%) of the Net Smelter Returns from the production of any and all minerals, mineral deposits, mineral substances and ores and mineral products of every kind and character whatsoever derived therefrom (collectively, “Valuable Minerals”), from the Concessions. That Royalty will automatically be reduced to a Royalty of three percent (3.0%) of Net Returns upon payment in full by Payor to Payee of the Purchase Price under the Option Agreement. Payor acknowledges and agrees that if it exercises either or both of the options to purchase the Concessions under the Exploration Agreements, this Royalty Agreement shall remain in full force and effect.

B-1

2.2       Royalty. “Royalty” means a production royalty based on the Net Smelter Returns from the production of Valuable Minerals from the Concessions.

2.3       Net Smelter Returns. “Net Smelter Returns” means the Gross Returns received by Payor from time to time from any smelter, refiner or other purchaser from the sale of any Valuable Minerals produced by Payor from the Concessions, after deducting from Gross Returns the Allowable Deductions.

(a)       “Gross Returns” has the following meanings for the following categories of Valuable Minerals:

(i)       If Payor causes refined gold that meets or exceeds the generally accepted commercial standards for refined gold to be produced by an independent third party refinery from ores mined from the Concessions, for purposes of determining the Royalty, the refined gold shall be deemed to have been sold in the calendar month in which it was produced at the refinery at the Monthly Average Gold Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price. As used herein, “Gold Production” means the quantity of refined gold that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined gold is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Gold Price” means the average London Bullion Market Association P.M. Gold Fix as quoted in the Financial Times, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported. If the London Bullion Market Association P.M. Gold Fix ceases to be published, the Monthly Average Gold Price shall be determined by reference to prices for refined gold for immediate delivery in the most nearly comparable established market selected by Payor as such prices are published in “Metals Week” or a similar publication.

(ii)       If Payor causes refined silver that meets or exceeds the generally accepted commercial standards for refined silver to be produced by an independent third party refinery from ore mined from the Concessions, for purposes of determining the Production Royalty, the refined silver shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Silver Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, “Silver Production” shall mean the quantity of refined silver that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined silver is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Silver Price” shall mean the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported. If the Handy & Harman quotation ceases to be published, the Monthly Average Silver Price shall be determined by reference to prices for refined silver for immediate delivery in the most nearly comparable established market selected by Payor as published in “Metals Week” or a similar publication.

(iii)       If Payor sells refined metals (other than refined gold and refined silver), doré or concentrates produced from Valuable Minerals from the Concessions, the Gross Returns for such refined metals shall be the proceeds actually received by Payor from their sale. If such sales are to an Affiliate, the refined metals, doré, or concentrates shall be deemed, solely for the purpose of computing Gross Returns, to have been sold at prices and on terms no less favorable to Payor than those which would have been received under similar circumstances from an unaffiliated third party. As used herein, “Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with Payor, and “Control” means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (A) the legal or beneficial ownership of voting securities or membership interests; (B) the right to appoint managers, directors or corporate management; (C) contract; (D) operating agreement; (E) voting trust; or (F) otherwise.

B-2

(b)       As used herein, “Allowable Deductions” means the following costs, charges, and expenses incurred or accrued by Payor:

(i)       If Payor sells or is deemed to have sold refined gold or refined silver:

(A)       all costs, charges and expenses for smelting and refining doré or concentrates to produce the refined gold or refined silver (including handling, processing, and provisional settlement fees, metal losses, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)       all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging such Valuable Minerals and for loading and transportation of ores, minerals, doré or concentrates from the Concessions to the refinery or smelter and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)       actual sales and brokerage costs incurred by Payor.

(ii)       If Payor sells refined metals (other than refined gold or refined silver), doré, concentrate or ores:

(A)       all costs, charges, and expenses for (I) beneficiation, processing or treatment of such materials at any plant or facility not owned by Payor and (II) smelting or refining to produce a refined metal (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)       all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging such Valuable Minerals and for loading and transportation of ores, minerals, doré, concentrates or other products from the Concessions (I) to the place of sale, or (II) if such ores or other materials are beneficiated, processed, treated, smelted or refined at any plant or facility more than five (5) miles from the exterior boundary of the Concessions, to such plant of facility and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)       actual sales and brokerage costs.

(iii)       All royalties payable to any governmental agency and all sales, use, severance and ad valorem taxes and any other tax or governmental levy or fee on or measured by mineral production or the movement of material from or on the Concessions (other than taxes based on income).

2.4       Hedging. Payor may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options (collectively, “Hedging Transactions”) in its sole discretion covering all or part of production of Valuable Minerals from the Concessions. None of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein. For purposes of calculating Net Smelter Returns in the event that, in connection with any Hedging Transactions, Payor elects not to sell any portion of any gold and/or silver extracted and produced from the Concessions, but instead elects to have the final product of any such gold and/or silver credited to or held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the “Quoted Price” on the day such gold and/or silver is actually credited to or placed in Payor’s account. For purposes of determining the Royalty payable on gold and/or silver produced and sold in such circumstances, the “Quoted Price” shall be (for gold) the London P.M. fix (or the London A.M. fix on days when there is no London P.M. fix) as quoted in the Financial Times (or such other source as is mutually agreeable if that information is not available from the Financial Times), and (for silver) the New York Silver Price as quoted by Handy & Harman (or such other source as is mutually agreeable if that information is not available from Handy & Harman ), in each case on the business day such gold and/or silver is actually credited for or placed in Payor’s account.

B-3

2.5       Tailing and Residues. All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from Payor’s operations and activities on the Concessions shall be the sole property of Payor, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Valuable Minerals. Notwithstanding the foregoing, Payor shall have the right to dispose of Materials from the Concessions as waste in accordance with standard industry practice.

2.6       Commingling. Payor shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Concessions with any similar substances derived from other lands or properties; provided, however, that before commingling, Payor shall calculate from representative samples the average grade of the ore from the Concessions and shall either weigh or volumetrically calculate the number of tons of ore from the Concessions to be commingled. As products are produced from the commingled ores, Payor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Payor shall be entitled to use any procedures acceptable in the mining and metallurgical industry which Payor believes to be accurate and cost-effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by Payor to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Payee, at its sole expense, at all reasonable times, and shall be retained by Payor for a period of two (2) years.

2.7       Assaying and Sampling. The mineral content of all ore mined and removed from the Concessions (excluding ore leached in place) and the quantities of constituents recovered by Payor shall be determined by Payor, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures.

2.8       Payment of Royalty. Payor shall pay the Royalty to Payee monthly within thirty (30) days after the end of each calendar month during which the Payor receives payments on any Minerals produced and sold from the Concessions and the Royalty will be paid in United States currency. All payments hereunder shall be sent by certified U.S. mail to Payee at the following address:

_______________

_______________
_______________

or by wire transfer to an account designated by and in accordance with written instructions from Payee, or consistent with such notice as is to be provided by any successor or assignee of Payee.

2.9       Audit. Payee, at its sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of Payor’s accounts relating to payment of the Royalty hereunder, by any qualified authorized representative of Payee. Any such inspection shall be for a reasonable length of time, during regular business hours, at a mutually convenient time, and upon reasonable advance written notice to Payor. All Royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Payor with respect thereto, unless Payee gives written notice describing and setting forth a specific objection to the calculation thereof within nine months following the close of that calendar year. Payor shall account for any agreed upon deficit or excess in the payment made to Payee by adjusting the next quarterly statement following completion of such audit to account for such deficit or excess. Subject to Payor’s right to contest the results of any such audit, if such audit reveals that payments of the Royalty for any calendar year were underpaid by five percent (5%) or more, then Payor shall reimburse Payee for any costs and reasonable fees paid to outside accountants in performing the audit.

2.10       Covenant Running with the Land. The obligation to pay the Royalty shall be a covenant running with the Concessions or any relocations or amendments thereof and shall be binding on the Payor and its successors and assigns, including any third party to whom Payor conveys any interest in the Concessions.

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2.11       Conduct of Operations. The Payor shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, doré, metal and products produced from the Concessions (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions relating to sales of such ore, concentrate, doré, metal and products produced and (iii) make all decisions concerning temporary or long-term cessation of operations. Payor shall have exclusive control of all operations on or for the benefit of the Concessions, and any and all equipment, supplies, machinery and other assets purchased or otherwise acquired or under its control in connection with such operations. Payor may carry out such operations on the Concessions as it may, in its sole discretion, determine to be warranted. Subject to the provisions of the Option Agreement, if Payor, at any time and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so in its sole discretion. Payor may use and employ such methods of exploration, development, mining, processing or marketing as it may desire or find most profitable. Payor shall not be required to mine, preserve, or protect in its mining operations any Valuable Minerals which cannot be mined or shipped at a reasonable profit to Payor. Any decision as to the time, manner and form in which ores or other Valuable Minerals are to be sold shall be made by Payor in its sole discretion.

2.12       Confidentiality. Payee agrees to treat, except as set forth below, all information received from or concerning Payor or the Concessions pursuant to this Royalty Agreement as confidential, and except as set forth below, such information shall not be disclosed to any other person or entity, without the prior written consent of Payor, which such consent Payor may withhold in its sole discretion. Notwithstanding the foregoing, Payee may disclose (i) any information Payee is required to disclose by law, regulation or order of any governmental entity or stock exchange having jurisdiction, and (ii) such information as is otherwise available to the public and has been legally provided to Payee through other means. In the event that Payee is required by any law, rule, regulation, or order to disclose to the public any of such information, it shall immediately notify Payor of such requirement and the terms thereof, together with a copy of such release as may be contemplated, prior to such disclosure. Payor shall then have two business days to review and comment upon such disclosure and to request, prior to disclosure, confidential treatment of any of the information under such terms as it shall, in its reasonable discretion, determine. Payee shall use its reasonable best efforts to comply with such request prior to making the required disclosure.

2.13       Governing Law. This Royalty Agreement shall be governed by the laws of the State of Colorado, U.S.A., other than its rules as to conflicts of law which would result in the imposition of the laws of some other jurisdiction.

2.14 Registration. GMC Mexico may register this Royalty Agreement in the appropriate office of the Mexico Mining Registry and in such other governmental offices as are necessary to provide notice of GMC Mexico’s rights hereunder, and the parties agree to execute and deliver such additional documents as may be necessary to accomplish such registration.

IN WITNESS WHEREOF, the parties have executed this Royalty Agreement effective as of the ____ day of _________, 20__.

PAYOR:

Recursos Ecologicos Alternativos la Rumorosa (REA) S.A. de C.V, a ____________________

By:_______________
Name:_____________
Title:______________

PAYEE:

Minera de Cordilleras S. de R.L. de C.V., a ________________

By:_______________
Name:_____________
Title:______________

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Schedule “A”
To
Royalty Agreement

B-6

EXHIBIT C

Right of First Refusal

(a)	Except as otherwise provided in this Agreement, if GMC Mexico (the “Offeror”) desires to sell, assign, transfer or otherwise dispose of all or any part of GMC Mexico’s interest in any real property within the Area of Interest to a proposed purchaser (herein called the “Purchaser”) from whom the Offeror shall have received a bona fide written offer which it is prepared to accept, the Offeror shall first offer (the “Offer”) the same in writing to Magellan Mexico (the “Offeree”) at the same price and on the same terms as are offered by the Purchaser (subject to subsections (b) and (c) below). The Offeror shall also provide the Offeree with a copy of the bona fide written offer that it has received from the Purchaser (subject to any confidentiality restrictions set forth therein).

(b)	Subject to subsection (c) below, if the Offer is accepted by the Offeree, the Offeror shall forthwith transfer to the Offeree the interest specified, upon the Offeree paying the purchase price, by way of a conveyance document mutually agreeable to the parties conveying that interest free and clear of all Encumbrances arising by, through and under Offeror, but otherwise without representations and warranties of any kind. If the Offer is not accepted by the Offeree within thirty (30) days of receipt of the Offer, then at any time during the further period of sixty (60) days immediately thereafter the Offeror may sell, assign, transfer or otherwise dispose of to the Purchaser the property interest which is the subject matter of the Offer at the same or at a higher price but otherwise on substantially the same terms and conditions as the original offer received from the Purchaser under this paragraph.

(c)	If the offer received by the Offeror from the Purchaser provides for any consideration payable to the Offeror other than in cash, the Offer shall include the Offeror’s good faith estimate of the cash equivalent of the non-cash portion of the consideration. If within a period of thirty (30) days of the receipt of the Offer the Offeree notifies the Offeror in writing that it has accepted the Offer, the Offeror shall be bound to sell the property interest which is the subject matter of the Offer to the Offeree on the terms of the Offer, including the Offeror’s good faith estimate of the non-cash consideration. If, however, the Offeree disagrees with the Offeror’s estimate of the cash equivalent of the non-cash consideration, the Offeree shall so notify the Offeror within fifteen (15) days after receipt of the Offeree’s notice of acceptance, and the Offeree shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Offeree so notifies the Offeror, the Offeror will have ten (10) days from receipt of such notice to notify the Offeree of its acceptance or rejection of the Offeree’s good faith estimate of the cash equivalent of the non-cash consideration. If the Offeror accepts the Offeree’s estimate within said ten (10) day period then the Offeree shall be deemed to have accepted the Offer subject to adjustment of the cash equivalent portion thereof to conform to the Offeree’s good faith estimate. If the Offeror rejects the Offeree’s estimate or fails to respond within said ten (10) day period the cash equivalent of the non-cash consideration shall be determined by the dispute resolution process as described in Section 14.11 hereof. If the Offer is not accepted by the Offeree within thirty (30) days following the resolution of the dispute, then at any time during the further period of sixty (60) days immediately thereafter the Offeror may sell, assign, transfer or otherwise dispose of to the Purchaser the subject matter of the Offer subject to the conditions set out in subsection (b) above.

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